EXHIBIT 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Reports Second Quarter Results
And Reaffirms Guidance
Second Quarter 2006 Highlights:
•	Net income of $25.0 million, or $0.86 per unit

•	Coal royalty revenues of $36.5 million

•	Distributable cash flow of $30.2 million

•	Increased distribution to $0.82 per unit
HOUSTON, August 3, 2006 — Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP) today reported net income of $25.0 million for the second quarter 2006, equaling the $25.0 million reported for the same period in 2005. While net income was the same over the two periods, net income per unit slightly decreased from $0.92 in the 2005 period to $0.86 for the second quarter 2006 as a result of NRP allocating more income to the general partner and the holders of the incentive distribution rights. Distributable cash flow for the second quarter this year rose 4% to $30.2 million, up from $29.1 million a year ago.
For the first six months of 2006, NRP reported net income of $53.6 million, an 18% increase over the $45.4 million reported for the same period last year, while net income per unit rose 11% to $1.87 per unit from $1.69 per unit for the six month periods. Distributable cash flow rose 22% to $64.5 million from $52.8 million in 2005.
“Following an exceptional first quarter, our lessees performed as expected this quarter,” said Chief Operating Officer Nick Carter. “These variations from quarter to quarter are typical as our lessees move on and off of our property. In addition, as we have stated in previous announcements, we don’t expect to see the full impact of some our recent acquisitions until 2007.”
Second Quarter 2006 Financial Results
As forecasted, second quarter revenues decreased slightly to $41.0 million from $41.7 million for the same period last year. Production decreased by 0.7 million tons to 13.4 million tons from the same period last year due to several of our lessees producing a larger percentage of coal from

NRP Reports Second Quarter Results	Page 2 of 8
adjacent properties rather than NRP properties. Average coal royalty revenues per ton increased slightly to $2.73 from $2.69, partially offsetting the decreased production. Coal royalty revenues decreased $1.5 million to $36.5 million over the second quarter 2005. Other revenues increased by $0.7 million to $1.6 million including $0.5 million, or $0.02 per unit, associated with the gain on the sale of some timber assets.
Total second quarter 2006 expenses decreased approximately 10% to $13.0 million from the $14.5 million reported in the second quarter last year. Depreciation, depletion and amortization was $1.4 million lower primarily due to lower production.
Year-to-date Financial Results
NRP’s total revenues increased 12% to $87.5 million for the first six months from $77.9 million for 2005. Year-to-date 2006 coal royalty revenues rose 7% to $75.6 million compared to $70.5 million in 2005. This increase results from both a 5% increase in average per ton royalty revenue to $2.76 and a slight increase in production to 27.4 million tons. Appalachian production decreased 1%, while Illinois Basin and Northern Powder River Basin production increased approximately 31% and 11%, respectively. For the first six months of 2006, approximately 28% of NRP’s coal royalty revenues and 22% of its production were from metallurgical coal, which is normally priced higher than steam coal. Other revenue rose $4.4 million, or 59%, to $11.9 million primarily due to gains on two timber sales totaling $2.6 million, or $0.09 per unit, and a $1.6 million, or 136%, increase in oil and gas income due to increased production.
Total expenses were essentially flat with 2005 at $27.9 million for 2006 versus $28.1 million. Depreciation, depletion and amortization decreased 8% as a result of lower production and lower depletion rates. General and administrative expenses increased 15% or $1.0 million over last year primarily due to increased costs associated with managing a larger number of properties and incentive compensation accruals. Property, franchise and other taxes increased $0.5 million due to franchise taxes in additional states in which the partnership now operates.
Distributions; Expected Conversion of NSP Units
On July 19, 2006, NRP announced its twelfth consecutive increase in its quarterly distribution, raising the distribution to $0.82 per unit, or $3.28 per unit on an annualized basis, for both NRP and NSP. This represents a 15% increase in Natural Resource Partners’ distributions compared to the second quarter of 2005. This distribution will be paid on August 14 to holders of record on August 1. Following the payment of the next distribution in November with respect to the third quarter, NRP expects that approximately one-third of the currently outstanding subordinated units that trade under the ticker symbol “NSP” will convert into common units and begin trading under the “NRP” ticker symbol.
Strong Balance Sheet
During the second quarter, NRP further strengthened its balance sheet. NRP paid $13.65 million of scheduled principal and interest payments, $16.44 million for acquisitions, $22.3 million in

NRP Reports Second Quarter Results	Page 3 of 8
distributions and still has a cash balance of approximately $53 million and a debt to total capitalization ratio of 36%.
2006 Guidance
With six months of actual results, NRP is reiterating its overall 2006 guidance. NRP anticipates announcing full year results within the framework of the previously announced ranges. While NRP is forecasting production to be at the lower end of its previously announced range, revenues, net income and distributable cash flow are anticipated to be at the upper end of the ranges announced on January 19.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements include comments regarding growth of the partnership and increases in distributions. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
06-11
- financials follow -

NRP Reports Second Quarter Results	Page 4 of 8
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Coal royalty revenues:
Appalachia
Northern	$2,730	$2,105	$6,038	$4,569
Central	24,543	25,894	50,385	48,072
Southern	5,133	6,346	10,617	11,357

Total Appalachia	$32,406	$34,345	$67,040	$63,998
Illinois Basin	1,704	1,093	3,656	2,400
Northern Powder River Basin	2,417	2,519	4,941	4,089

Total	$36,527	$37,957	$75,637	$70,487

Coal royalty production (tons):
Appalachia
Northern	1,482	1,108	3,214	2,416
Central	7,982	8,958	16,176	17,197
Southern	1,436	1,675	2,862	2,999

Total Appalachia	10,900	11,741	22,252	22,612
Illinois Basin	977	707	2,140	1,574
Northern Powder River Basin	1,497	1,665	2,998	2,697

Total	13,374	14,113	27,390	26,883

Average royalty revenue per ton:
Appalachia
Northern	$1.84	$1.90	$1.88	$1.89
Central	3.07	2.89	3.11	2.80
Southern	3.58	3.79	3.71	3.79

Total Appalachia	2.97	2.93	3.01	2.83
Illinois Basin	1.74	1.55	1.71	1.52
Northern Powder River Basin	1.61	1.51	1.65	1.52

Total	$2.73	$2.69	$2.76	$2.62

NRP Reports Second Quarter Results	Page 5 of 8
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues:
Coal royalties	$36,527	$37,957	$75,637	$70,487
Oil and gas royalties	928	610	2,647	1,070
Property taxes	1,546	1,547	3,295	2,981
Minimums recognized as revenue	250	481	621	934
Override royalties	181	209	484	824
Other	1,550	893	4,826	1,648

Total revenues	40,982	41,697	87,510	77,944
Operating costs and expenses:
Depreciation, depletion and amortization	7,236	8,625	15,089	16,504
General and administrative	3,420	3,162	7,535	6,474
Property, franchise and other taxes	2,099	1,954	4,344	3,784
Coal royalty and override payments	263	745	954	1,298

Total operating costs and expenses	13,018	14,486	27,922	28,060

Income from operations	27,964	27,211	59,588	49,884
Other income (expense)
Interest expense	(3,675)	(2,570)	(7,293)	(5,027)
Interest income	755	331	1,273	562

Net income	$25,044	$24,972	$53,568	$45,419

Net income attributable to: (1)
General partner	$2,253	$1,155	$4,348	$1,985

Holders of incentive distribution rights	$943	$353	$1,764	$580

Limited partners	$21,848	$23,464	$47,456	$42,854

Basic and diluted net income per limited partner unit:
Common	$0.86	$0.92	$1.87	$1.69

Subordinated	$0.86	$0.92	$1.87	$1.69

Weighted average number of units outstanding:
Common	16,825	13,987	16,825	13,987

Subordinated	8,515	11,354	8,515	11,354

(1)	Net income is allocated among the limited partners, the general partner and holders of the incentive distribution rights (IDRs) based upon their pro rata share of distributions. The IDRs are allocated 65% to the general partner and the remaining 35% to affiliates of the general partner. The IDRs allocated to the general partner are included in the net income attributable to the general partner.

NRP Reports Second Quarter Results	Page 6 of 8
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$25,044	$24,972	$53,568	$45,419
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,236	8,625	15,089	16,504
Non-cash interest charge	91	54	191	125
Gain from sale of assets	(458)	—	(2,634)	—
Change in operating assets and liabilities:
Accounts receivable	(103)	(979)	(107)	(3,369)
Other assets	(25)	351	243	601
Accounts payable	(57)	161	(20)	(124)
Accrued interest	(689)	(2,078)	1,217	169
Deferred revenue	1,040	(176)	408	(2,331)
Accrued incentive plan expenses	1,139	1,219	1,510	1,224
Property, franchise and other taxes payable	(708)	(771)	(305)	(770)

Net cash provided by operating activities	32,510	31,378	69,160	57,448

Cash flows from investing activities:
Acquisition of land, plant and equipment, coal and other mineral rights	(16,438)	—	(51,438)	(21,544)
Proceeds from sale of assets	829	—	4,761	—

Net cash used in investing activities	(15,609)	—	(46,677)	(21,544)

Cash flows from financing activities:
Proceeds from loans	—	—	50,000	18,000
Repayments of loans	(9,350)	(9,350)	(24,350)	(9,350)
Distributions to partners	(22,299)	(18,371)	(43,204)	(35,897)

Net cash used in financing activities	(31,649)	(27,721)	(17,554)	(27,247)

Net (decrease) or increase in cash and cash equivalents	(14,748)	3,657	4,929	8,657
Cash and cash equivalents at beginning of period	67,368	47,103	47,691	42,103

Cash and cash equivalents at end of period	$52,620	$50,760	$52,620	$50,670

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$4,261	$4,575	$5,861	$4,712

NRP Reports Second Quarter Results	Page 7 of 8
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$52,620	$47,691
Accounts receivable	22,051	21,946
Accounts receivable — affiliate	8	6
Other	590	833

Total current assets	75,269	70,476
Land	12,436	14,123
Plant and equipment, net	5,760	5,924
Coal and other mineral rights, net	626,858	590,459
Loan financing costs, net	2,266	2,431
Other assets, net	1,257	1,583

Total assets	$723,846	$684,996

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$659	$677
Accounts payable — affiliate	86	88
Current portion of long-term debt	9,350	9,350
Accrued incentive plan expenses — current portion	4,763	1,105
Property, franchise and other taxes payable	3,833	4,138
Accrued interest	2,751	1,534

Total current liabilities	21,442	16,892
Deferred revenue	15,259	14,851
Accrued incentive plan expenses	3,247	5,395
Long-term debt	247,600	221,950
Partners’ capital:
Common units (outstanding: 16,825,307)	298,190	292,990
Subordinated units (outstanding: 8,515,228)	126,029	123,114
General partner’s interest	11,559	10,024
Holders of incentive distribution rights	1,296	582
Accumulated other comprehensive loss	(776)	(802)

Total partners’ capital	436,298	425,908

Total liabilities and partners’ capital	$723,846	$684,996

NRP Reports Second Quarter Results	Page 8 of 8
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities"
To Non-GAAP “Distributable cash flow"
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Cash flow from operations	$32,510	$31,378	$69,160	$57,448
Less scheduled principal payments	(9,350)	(9,350)	(9,350)	(9,350)
Less reserves for future principal payments	(2,350)	(2,350)	(4,700)	(4,700)
Add reserves used for scheduled principal payments	9,400	9,400	9,400	9,400

Distributable cash flow	$30,210	$29,078	$64,510	$52,798

-end-